Exhibit 99.1

Nektar Therapeutics Reports Second Quarter 2023 Financial Results

SAN FRANCISCO, August 8, 2023 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today reported financial results for the second quarter ended June 30, 2023.

Cash and investments in marketable securities at June 30, 2023, were $409.4 million as compared to $505.0 million at December 31, 2022. Nektar’s cash and marketable securities are expected to support strategic development activities and operations into at least the middle of 2026.

“With new and corrected strong clinical data for REZPEG, we look forward to initiating a Phase 2b study of rezpegaldesleukin in patients with atopic dermatitis and achieving our objective to have initial data from this study in the first half of 2025, “said Howard W. Robin, President and CEO of Nektar. “We also are working to advance our next pipeline candidates in immunology with an IND filing in 2024. And finally, we are continuing our Phase 2 studies of NKTR-255 in liquid and solid tumors as we evaluate strategic partnership pathways.”

Summary of Financial Results

Revenue in the second quarter of 2023 was $20.5 million as compared to $21.6 million in the second quarter of 2022. Revenue for the first half of 2023 was $42.1 million as compared to $46.4 million in the first half of 2022.

Total operating costs and expenses in the second quarter of 2023 were $71.1 million as compared to $174.4 million in the second quarter of 2022. Total operating costs and expenses in the first half of 2023 were $227.4 million as compared to $315.8 million in the first half of 2022. Operating costs and expenses for both the second quarter and first half of 2023 decreased due to decreases in research and development expense, general and administrative expense and restructuring, impairment and costs of terminated program. For the first half of 2023, these decreases were partially offset by $76.5 million in non-cash goodwill impairment and $26.5 million in other non-cash impairment charges primarily related to lease assets.

R&D expense in the second quarter of 2023 was $29.7 million as compared to $42.7 million for the second quarter of 2022. For the first half of 2023, R&D expense was $60.2 million as compared to $150.0 million in the first half of 2022. R&D expense decreased for both the second quarter and first half of 2023 due to due to the wind down of the bempegaldesleukin program.

G&A expense was $17.9 million in the second quarter of 2023 as compared to $20.5 million in the second quarter of 2022. For the first half of 2023, G&A expense was $39.0 million as compared to $47.9 million in the first half of 2022. G&A expense decreased for both the second quarter and first half of 2023 due to the wind down of the bempegaldesleukin program.

Restructuring, impairment and costs of terminated program were $16.6 million in the second quarter of 2023 as compared to $106.0 million in the second quarter of 2022. The amount for the second quarter of 2023 includes $13.3 million in non-cash lease impairment charges, $1.9 million in severance, and $1.4 million for the wind down of the bempegaldesleukin program. The amount for the second quarter of 2022 includes $57.3 million in non-cash lease and equipment impairment charges, $27.8 million in severance and $20.4 million for the wind down of the bempegaldesleukin program.

For the first half of 2023, restructuring, impairment and costs of terminated program were $37.7 million. This amount includes $26.5 million in non-cash lease and equipment impairment charges, $7.4 million in severance and $3.0 million for the wind down of the bempegaldesleukin program. The amounts for the first half of 2022 are consistent with the amounts for the second quarter of 2022.

Net loss for the second quarter of 2023 was $51.1 million or $0.27 basic and diluted loss per share as compared to a net loss of $159.1 million or $0.85 basic and diluted loss per share in the second quarter of 2022. Net loss in the first half of 2023 was $188.1 million or $0.99 basic and diluted loss per share as compared to a net loss of $249.5 million or $1.34 basic and diluted loss per share in the first half of 2022. Excluding the $103.0 million in non-cash goodwill and other impairment charges, net loss, on a non-GAAP basis for the first half of 2023 was $85.1 million or $0.45 basic and diluted loss per share.

Second Quarter 2023 and Recent Business Updates

●	Nektar announced promising new and corrected rezpegaldesleukin efficacy data which were previously reported in 2022 and inaccurately calculated by former collaborator Eli Lilly & Co.

●	Nektar continues to execute on several cost reduction initiatives as announced in its strategic reprioritization and cost restructuring plan in April 2023.

●	Nektar continues to evaluate strategic partnership options for NKTR-255, the Company’s lead oncology asset, while the Phase 2 study of NKTR-255 in combination with cell therapies and the Phase 2 JAVELIN Bladder Medley Study with partner Merck KGaA progress.

Conference Call to Discuss Second Quarter 2023 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time, August 8, 2023.

This press release and live audio-only webcast of the conference call can be accessed through a link that is posted on the Home Page and Investors section of the Nektar website: http://ir.nektar.com/. The web broadcast of the conference call will be available for replay through September 8, 2023.

To access the conference call, please pre-register at Nektar Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call.

About Nektar Therapeutics

Nektar Therapeutics is a biopharmaceutical company with a robust, wholly owned R&D pipeline of investigational medicines in immunology and oncology as well as a portfolio of approved partnered medicines. Nektar is headquartered in San Francisco, California, with additional manufacturing operations in Huntsville, Alabama. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “will,” “may,” “advance,” “support,” “develop,” “provide,” “expect,” “aim,” “potential” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the therapeutic potential of, and future development plans for rezpegaldesleukin, NKTR-255 and our other drug candidates in research programs, the prospects and plans for our collaborations with other companies, the timing of the initiation of clinical studies and the data readouts for our drug candidates, and our expected working capital and cash runway. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-255 and our other drug candidates are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-255 and our other drug candidates are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in ongoing clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-255 and our other drug candidates are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to challenges caused by the COVID-19 pandemic, regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (v) we may not achieve the expected cost savings we expect from our 2022 corporate restructuring and reorganization plan or our 2023 cost restructuring plan and we may undertake additional restructuring and cost-saving activities in the future, (vi) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (vii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2023. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

For Investors:

Vivian Wu of Nektar Therapeutics

628-895-0661

For Media:

David Rosen of Argot Partners

(212) 600-1902

david.rosen@argotpartners.com

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2023	December 31, 2022(1)
ASSETS
Current assets:
Cash and cash equivalents	$50,728	$88,227
Short-term investments	358,704	416,750
Accounts receivable	1,335	5,981
Inventory, net	20,689	19,202
Other current assets	9,602	15,808
Total current assets	441,058	545,968

Property, plant and equipment, net	22,554	32,451
Operating lease right-of-use assets	29,015	53,435
Goodwill	-	76,501
Other assets	1,652	2,245
Total assets	$494,279	$710,600

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,619	$12,980
Accrued expenses	29,142	36,557
Operating lease liabilities, current portion	18,933	18,667
Total current liabilities	50,694	68,204

Operating lease liabilities, less current portion	105,817	112,829
Liabilities related to the sales of future royalties, net	135,659	155,378
Other long-term liabilities	5,151	7,551
Total liabilities	297,321	343,962

Commitments and contingencies

Stockholders’ equity:
Preferred stock	-	-
Common stock	19	19
Capital in excess of par value	3,592,722	3,574,719
Accumulated other comprehensive loss	(6,450)	(6,907)
Accumulated deficit	(3,389,333)	(3,201,193)
Total stockholders’ equity	196,958	366,638
Total liabilities and stockholders’ equity	$494,279	$710,600

(1)	The consolidated balance sheet at December 31, 2022 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share information)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022

Revenue:
Product sales	$4,658	$5,312	$9,376	$11,000
Non-cash royalty revenue related to the sales of future royalties	15,832	16,264	32,693	33,825
License, collaboration and other revenue	9	9	24	1,582
Total revenue	20,499	21,585	42,093	46,407

Operating costs and expenses:
Cost of goods sold	6,994	5,115	14,054	10,430
Research and development	29,681	42,740	60,150	149,993
General and administrative	17,869	20,521	38,950	47,860
Restructuring, impairment, and costs of terminated program	16,554	106,045	37,747	107,520
Impairment of goodwill	-	-	76,501	-
Total operating costs and expenses	71,098	174,421	227,402	315,803
Loss from operations	(50,599)	(152,836)	(185,309)	(269,396)

Non-operating income (expense):
Change in fair value of development derivative liability	-	-	-	33,427
Non-cash interest expense on liabilities related to the sales of future royalties	(6,152)	(7,228)	(12,557)	(14,757)
Interest income and other income (expense), net	5,582	1,096	9,616	1,491
Total non-operating income (expense), net	(570)	(6,132)	(2,941)	20,161

Loss before provision for income taxes	(51,169)	(158,968)	(188,250)	(249,235)

Provision (benefit) for income taxes	(47)	100	(110)	226
Net loss	$(51,122)	$(159,068)	$(188,140)	$(249,461)

Basic and diluted net loss per share	$(0.27)	$(0.85)	$(0.99)	$(1.34)

Weighted average shares outstanding used in computing basic and diluted net loss per share	189,656	186,800	189,268	186,323

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